Exhibit 99.2

TRANSCRIPT

OCC - Q2 2013 Optical Cable Corporation Earnings Conference Call

EVENT DATE/TIME: JUNE 12, 2013 / 11:00AM ET

CORPORATE PARTICIPANTS

Aaron Palash Joele Frank, Wilkinson Brimmer Katcher - IR

Neil Wilkin Optical Cable Corporation - Chairman, President, CEO

Tracy Smith Optical Cable Corporation - SVP, CFO

PRESENTATION

Operator

Good morning. I will be your conference operator today. At this time I would like to welcome you to the Optical Cable Corporation Second Quarter 2013 Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period.

(Operator Instructions)

Mr. Aaron Palash, you may begin your conference.

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Good morning and thank you all for participating in Optical Cable Corporation’s second quarter of fiscal year 2013 conference call. By this time everyone should have a copy of the earnings press release. If you don’t have it, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of OCC. Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties.

The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including but not limited to those factors referenced in the forward-looking statement section of this morning’s press release. These cautionary statements apply to the contents of the Internet webcast on www.occfiber.com, as well as today’s call.

Now I’ll turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Aaron, and good morning, everyone. Joining me today on the call at OCC’s Roanoke, Virginia corporate headquarters is Tracy Smith, our Senior Vice President and Chief Financial Officer.

I will begin the call today with a few opening remarks. Tracy will then review the second quarter results for the three-month and six-month periods ended April 30, 2013 in more detail. After Tracy’s remarks we will answer as many of your questions as we can.

As is the normal practice, we will take questions from analysts and institutional investors during the Q&A session. We also offer individual shareholders the opportunity to submit questions in advance of our earnings call. Instructions regarding such submissions are included in our press release announcing the date and time of our call.

Consolidated net sales for the second quarter of fiscal year 2013 were $19.1 million, down 13.3% when compared to net sales of $22.1 million for the second quarter of fiscal year 2012, when OCC achieved the second highest quarterly net sales in the Company’s history. Sequentially, net sales increased 10.6% in the second quarter of fiscal year 2013, compared to net sales of $17.3 million for the first quarter of the year.

We believe our second fiscal quarter results reflect typical year-over-year comparisons relative to the second - relative to the record-setting results for the second quarter of fiscal year 2012, which we believe were not representative of our typical quarterly seasonality patterns.

Our gross profit for the quarter was impacted by increases in plant capacity that we made to accommodate previous large orders for major customers - capacity that we believe will be utilized by future large orders. We also continued to experience weakness in certain of our markets that persisted throughout the first half of fiscal 2013.

Despite these continued economic headwinds in certain of our markets, we are confident that the Company is well positioned to deliver improving results going forward. I want to highlight that during the second quarter we maintained our solid balance sheet, once again achieving positive cash flow from operations, and continued to return capital to shareholders through the regular quarterly dividend.

At the beginning of our fiscal year the board of directors increased the dividend rate to $0.02 per share per quarter, implying an annual dividend rate of $0.08 per share. The decision to increase OCC’s quarterly dividend demonstrates the Board’s confidence in the Company’s long-term prospects, as well as our commitment to returning capital to shareholders.

As we move into the second half of fiscal year 2013, we are focused on various initiatives to grow sales. OCC’s strong operating leverage allows us to deliver disproportional increases in earnings as sales increase, which in turn creates shareholder value. At the same time we also continue to focus on further improving operational efficiencies, keeping our costs under control. We remain confident in the underlying strength of our business, our market position, our comprehensive suite of products and our strategic plan to enhance shareholder value.

And with that I will now turn the call over to Tracy Smith, our CFO, who will review some specifics regarding our second quarter financial results. Tracy?

Tracy Smith - Optical Cable Corporation - SVP, CFO

Thanks, Neil. Consolidated net sales for the second quarter of fiscal 2013 decreased 13.3% to $19.1 million compared to net sales of $22.1 million for the same period last year.

Net sales to customers in the United States decreased 17.4% in the second quarter of fiscal 2013 compared to the same period last year. And net sales to customers outside of the United States decreased 1.8% compared to the same period last year.

Consolidated net sales for the first half of fiscal 2013 decreased 7.5% to $36.4 million compared to net sales of $39.4 million for the same period last year. We experienced an increase in net sales during the first half of fiscal 2013 in our specialty markets compared to the same period last year, but this increase was offset by decreases in net sales in our commercial markets.

Net sales to customers in the United States decreased 13.8% in the first half of fiscal 2013 compared to the same period last year, while net sales to customers outside of the United States increased 9.5%. The decrease in net sales during the second quarter and first half of fiscal 2013 compared to the same period as last year is primarily due to the fact that we recognized net sales totaling in the aggregate approximately $4.8 million and $5.9 million respectively during the second quarter and the first half of fiscal 2012 as the result of a number of large orders for two customers that did not recur at the same level during the second quarter and the first half of fiscal 2013. Additionally, the extended global economic weakness in certain of our markets continued to contribute to our lower net sales to other customers.

Gross profit decreased 24.8% to $6.7 million in the second quarter of fiscal 2013 compared to $8.9 million for the same period last year. Gross profit margins, or gross profit as a percentage of net sales, decreased to 34.9% in the second quarter of fiscal 2013 from 40.2% in the second quarter of fiscal 2012.

Gross profit decreased 12.1% to $13.2 million in the first half of fiscal 2013 compared to $15 million in the first half of fiscal 2012. Gross profit margin decreased to 36.2% in the first half of fiscal 2013 from 38.1% in the first half of fiscal 2012. Gross profit margin in the second quarter and first half of fiscal year 2013 was negatively impacted by lower net sales as certain fixed manufacturing costs were spread over lower sales volumes.

Additionally, in the second quarter of fiscal year 2013 we experienced an increase in certain production costs at our Roanoke facility in order to accommodate higher levels of production anticipated from expected future sales to a customer. That customer is one of the two customers that contributed to higher net sales in the second quarter of fiscal year 2012.

Furthermore, our gross profit margin percentages are heavily dependent upon product mix on a quarterly basis and may vary based on both anticipated and unanticipated changes in product mix.

SG&A expenses decreased 13.6% to $6.4 million during the second quarter of fiscal 2013 compared to $7.4 million for the same period last year. SG&A expenses as a percentage of net sales were 33.5% in the second quarter of fiscal 2013 compared to 33.6% in the second quarter of fiscal year 2012. SG&A expenses decreased 5.8% to $12.6 million for the first half of fiscal 2013 compared to $13.4 million for the same period last year.

SG&A expenses as a percentage of net sales were 34.6% in the first half of fiscal year 2013 compared to 34% in the first half of fiscal 2012. The decrease in SG&A in the second quarter and first half of fiscal 2013 compared to the same period as last year was primarily due to decreased employee-related costs and decreased shipping costs.

For the second quarter of fiscal year 2013 we reported net income attributable to OCC of $42,000, or $0.01 per basic and diluted share, compared to $949,000 or $0.15 per basic and diluted share for the comparable period last year. Net income attributable to OCC for the first half of fiscal year 2013 was $172,000 or $0.03 per basic and diluted share, compared to $1.1 million or $0.18 per basic and diluted share for the first half of fiscal 2012.

As of April 30, 2013 we had outstanding borrowings of $3 million on our revolving credit facility and $3 million in available credit. We also had outstanding loan balances of $7.9 million under our real estate term loans as of April 30, 2013.

With that, I’ll turn the call back over to Neil.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Thank you, Tracy. And now we are happy to answer as many of your questions as we can, operator, if you could please indicate the instructions for participants to call in their questions, I would appreciate it.

QUESTION AND ANSWER

Operator

(Operator Instructions). At this time we have no audio questions.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Aaron, do we have any questions from shareholders, individual shareholders, provided to answer on the call?

Aaron Palash - Joele Frank, Wilkinson Brimmer Katcher - IR

Neil, no. Neil at this time we do not have any questions submitted by individual shareholders.

Neil Wilkin - Optical Cable Corporation - Chairman, President, CEO

Well with that I would like to thank everyone for participating on today’s call. And as always we appreciate your time and your interest in Optical Cable Corporation.

Operator

Thank you. This concludes your conference. You may now disconnect.

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